TYPE: EX-12.1
DESCRIPTION: STATEMENTS RE: COMPUTATION OF RATIOS
EXHIBIT 12.1

                                AEARO CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                  Year Ended September 30,
                                                     1997         1998        1999      2000       2001
                                                   --------    --------    --------   --------   --------
Earnings:
Pre tax income (loss) from continuing operations
                                                   $ (5,959)   $ (9,242)   $ 10,297   $ 12,624   $  5,325
Fixed Charges ..................................     28,419      27,984      26,152     26,497     25,757
                                                   --------    --------    --------   --------   --------
Earnings as defined ............................   $ 22,460    $ 18,742    $ 36,449   $ 39,121   $ 31,082
                                                   --------    --------    --------   --------   --------

Fixed Charge:
Interest Expense, net ..........................   $ 26,665    $ 26,152    $ 24,322   $ 24,387   $ 23,666
Interest component of operating lease ..........      1,754       1,832       1,830      2,110      2,091
                                                   --------    --------    --------   --------   --------
Fixed charges as defined .......................   $ 28,419    $ 27,984    $ 26,152   $ 26,497   $ 25,757
                                                   --------    --------    --------   --------   --------

Ratio of Earnings to Fixed Charges .............       --          --           1.4        1.5        0.9
                                                   ========    ========    ========   ========   ========





Note: Ratio of earnings to fixed charges is defined pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the years ended September 30, 1997, 1998 and 2001were insufficient to cover fixed charges by $6.0 million, $9.2 million and $3.8 million, respectively.